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Pac-West Telecomm Announces Expansion into Utah

Company expands Western U.S. footprint to address demand from service providers looking to partner with Pac-West in additional states

Stockton, CA - June 20, 2005 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of traditional and next-generation voice communications services in the Western U.S., today announced that it has expanded its SuperPOP network into Utah to address demand from its service provider customers looking to partner with Pac-West in additional states outside of the company’s current five-state Western U.S. footprint.

Hank Carabelli, Pac-West’s President and CEO, said, “This expansion was driven by demand from our embedded customer base for our services in Utah, initially our Managed Dial Access service. We will continue to evaluate expansion of our network and full product suite, including our VoiceSource offering, into additional markets to follow our customer base and help them accelerate their growth strategies.”

Among Pac-West’s initial service provider customers in Utah is United Online, a leading provider of consumer Internet subscription services through a number of brands, including NetZero and Juno. “Pac-West has been one of United Online’s primary dial access partners since 1999. We continue to grow our business with Pac-West because they offer exceptional service and extensive local access coverage,” said Justin Newton, Senior Vice President of Technology for United Online.

Carabelli continued, “Pac-West has been serving the needs of some of the nation’s largest Internet service providers (ISPs) since 1996, fueling the rapid increase in Internet usage over the past decade. In addition to meeting the growth needs of our ISP customers, this expansion enables new customer segments, such as VoIP providers to access Pac-West’s network infrastructure to rapidly deploy VoIP and other next-generation voice services.”

Pac-West has built one of the most comprehensive and reliable networks in the Western U.S. In California, where the company is headquartered, Pac-West offers service providers broader local access coverage than SBC and Verizon combined - blanketing virtually 100% of the state.

Pac-West’s SuperPOP network enables Internet and other types of service providers to rapidly expand their coverage throughout the company’s Western U.S. footprint without the time and expense of building and maintaining their own local access network. Using key elements from Lucent Technologies’Accelerate™ Next Generation Communications Solutions portfolio, Pac-West’s service includes local access numbers, Internet backbone, modems, routers, proxy authentication service, DNS, call detail and usage reports, and online network management tools.

About Pac-West Telecomm, Inc.
Founded in 1980 and first incorporated in 1981, Pac-West Telecomm, Inc. has been offering telephone service to its customers since 1982. Pac-West's network averages over 120 million minutes of voice and data traffic per day, and carries an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, Oregon, and Utah. For more information, please visit Pac-West’s website at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2004, as filed with the SEC on March 30, 2005, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our level of indebtedness; an inability to generate sufficient cash to service our indebtedness; regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; the migration to broadband Internet access affecting dial-up Internet access; the loss of key executive officers could negatively impact our business prospects; an increase in our network expenses which could result if the migration of our enterprise customer base to U.S. TelePacific Corp. occurs sooner or later than contemplated; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.

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